Prospectus Supplement No. 12 Filed Pursuant to Rule 424(b)(3) File No. 333-137829

CAPSOURCE FINANCIAL, INC.

2305 Canyon Boulevard, Suite 103

Boulder, CO 80302

(303) 245-0515

Prospectus Supplement No. 12

(to Final Prospectus dated August 14, 2007)

This Prospectus Supplement No. 12 supplements and amends the final prospectus dated August 14, 2007, as supplemented and amended by Supplement No. 1 thereto dated August 15, 2007, Supplement No. 2 thereto dated August 20, 2007, Supplement No. 3 thereto dated August 23, 2007, Supplement No. 4 thereto dated November 2, 2007, Supplement No. 5 thereto dated November 8, 2007, Supplement No. 6 thereto dated November 19, 2007, Supplement No. 7 thereto dated December 10, 2007, Supplement No. 8 thereto dated January 31, 2008, Supplement No. 9 dated April 1, 2008, Supplement No. 10 thereto dated April 15, 2008 and Supplement No. 11 thereto dated May 20, 2008 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 18,086,265 shares of our common stock by certain selling shareholders.

On June 25, 2008, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K relating to the entry into a material agreement.

This Prospectus Supplement No. 12 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 12 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “CPSO.” On June 23, 2008, the last reported sale price of our common stock was $0.21 per share.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6 of the Final Prospectus dated August 14, 2007.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 12 is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement No. 12 is June 25, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (d) of the

Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported): June 20, 2008

CapSource Financial, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	1-31730	84-1334453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2305 Canyon Boulevard, Suite 103 Boulder, CO	80302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 245-0515

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 20, 2008, CapSource Financial, Inc. (“CapSource”) entered into an agreement to sell an 80% interest in its Mexican leasing subsidiary, Rentas y Remolques de Mexico, S.A. de C.V. d/b/a REMEX for $1.2 million (U.S.). The buyer is Analistas de Recursos Globales, S.A.P.I. de C.V. d/b/a ARG. The purchase price is to be paid in two installments: one-half upon the execution of the purchase/sale agreement and one-half approximately 30 days after the execution of the purchase/sale agreement. CapSource will continue to have a representative on the Board of Directors of REMEX after the sale to ARG.

In addition, CapSource’s other Mexican subsidiary, Remolques y Sistemas Aliados de Transportacion, SA de VC, d/b/a as RESALTA, has entered into a contract with ARG to provide certain management services in connection with the operation of the trailer pool owned by the leasing company.

ARG is a subsidiary of Aureos Capital Limited, a leading global private equity fund manager focusing on investments in small- to mid-cap enterprises in emerging markets worldwide. Aureos was established in 2001 as a joint venture between CDC Group plc a UK government-owned fund of funds, and Norfund, the Norwegian Investment Fund for Developing Countries.

Item 2.01	Completion of Acquisition or Disposition of Assets.

See Item 1.01, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSOURCE FINANCIAL, INC. (Registrant)
Date: June 25, 2008	By:	/s/ Steven E. Reichert
		Name:	Steven E. Reichert
		Title:	Vice President and General Counsel